UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 4, 2004

EMMIS COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA

(State of incorporation or organization)

0-23264

(Commission file number)

35-1542018

(I.R.S. Employer Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Signatures.
Letter of Intent
Press Release

ITEM 1.01. Entry into a Material Definitive Agreement

     On October 4, 2004, Emmis Radio, LLC and Emmis Radio License, LLC, two wholly-owned subsidiaries of Emmis Communications Corporation, entered into a binding Letter of Intent with Bonneville International Corporation and its affiliate, Bonneville Holding Company, pursuant to which the Emmis subsidiaries will acquire substantially all of the assets principally used in the operations, or associated with the business, of radio station WLUP-FM, Chicago, Illinois. As part of the same transaction, Bonneville International and Bonneville Holding will acquire from the Emmis subsidiaries substantially all of the assets principally used in the operations, or associated with the business, of radio stations KKLT-FM, KTAR-AM, and KMVP-AM, each licensed to Phoenix, Arizona, and will pay approximately $70 million in cash to the Emmis subsidiaries. Closing of the transaction is subject to the parties receiving regulatory approval from the Federal Communications Commission and the parties complying with all applicable requirements of governmental authorities, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, along with the satisfaction or waiver of other customary conditions, as set forth in the definitive agreement among the parties. Closing of the transaction will occur after all regulatory approvals have become final and all closing conditions have been met.

     The Letter of Intent contemplates that the Emmis subsidiaries will begin programming WLUP-FM and the Bonneville entities will begin programming KKLT-FM, KTAR-AM, and KMVP-AM under time brokerage agreements effective on December 1, 2004, assuming the transaction waiting period under the Hart-Scott-Rodino Act, has expired or been terminated.

     Copies of the Letter of Intent and a press release announcing the transaction are included as exhibits to this filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

EXHIBIT #	DESCRIPTION
10.1	Letter of Intent dated October 4, 2004 from Bonneville International Corporation and Bonneville Holding Company to Emmis Radio, LLC, Emmis Radio License, LLC,
99.1	Press release dated October 4, 2004.

Signatures.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: October 7, 2004	By:	/s/ J. Scott Enright
J. Scott Enright, Vice President,
Associate General Counsel and Secretary

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